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                                                                    EXHIBIT 99.4


Contact:
Intercardia:
W. Bennett Love
919-558-1907

Astra Pharmaceuticals:
Gary M. Bruell
610-695-1554

For Immediate Release:

               INTERCARDIA AND ASTRA PHARMACEUTICALS END AGREEMENT
                         FOR COLLABORATION ON BEXTRA(R)

     COMPETING PRODUCT ARISES FROM CORPORATE RESTRUCTURING OF ASTRA MERCK

      Research Triangle Park, N.C., USA, and Wayne, PA. September 30, 1998 -- Intercardia, Inc. (Nasdaq:ITRC) and Astra Pharmaceuticals, L.P. (formerly Astra Merck, Inc.) announced today termination of an agreement for the U.S. development and commercialization of BEXTRA(R) (bucindolol HCl), a cardiovascular drug presently under investigation for the treatment of congestive heart failure. Due to a non- compete clause in the original agreement between the two companies, Intercardia will now assume responsibility for the U.S. development and commercialization for BEXTRA.

      On July 1, 1998, Astra AB and Merck & Co., Inc. signed an agreement to restructure Astra Merck's business and combine it with Astra's wholly-owned subsidiary, Astra USA, Inc., in a new limited partnership in which Astra has management control as the general partner. The new company, Astra Pharmaceuticals, L.P. now has an expanded product line which includes the once-daily beta blocker Toprol-XL(R) (metoprolol succinate) which is indicated for treating hypertension and angina and is also being investigated for treatment of heart failure. Since metoprolol and bucindolol are both beta blockers being investigated for heart failure, Astra Pharmaceuticals and Intercardia agreed to terminate the collaboration in light of a non-compete clause in their original agreement. Astra will be returning to Intercardia all rights, material and information relating to bucindolol as well as a termination fee.
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      "Astra Merck has been a good partner and very professional throughout our relationship. Nevertheless, we believe termination of the BEXTRA Collaboration presents an unexpected opportunity for Intercardia," stated Clayton I. Duncan, President and CEO of Intercardia. "We regain the U.S. rights for the product and also receive a payment to help fund development. BEXTRA is in late-stage Phase III clinical trials for heart failure, the most common reason for hospitalization in patients over the age of 65, and as a result has attracted the interest of other pharmaceutical companies. Regaining the rights to BEXTRA opens new partnering possibilities."

      BEXTRA (bucindolol HCl) is a non-selective beta-blocker with vasodilating properties in Phase III clinical development for the treatment of congestive heart failure. The product is currently being evaluated in the Beta-blocker Evaluation of Survival Trial (BEST), a NIH/VA sponsored Phase III mortality study initiated in June 1995. The BEST Study is designed to test the hypothesis that the addition of the beta-adrenergic blocking agent bucindolol to standard therapy will reduce mortality in patients with moderate to severe congestive heart failure. To date, the BEST study has enrolled over 2,500 patients in 90 medical centers throughout the U.S. and Canada.

      Congestive heart failure is a condition in which the heart progressively loses the ability to pump sufficient quantities of blood to meet the metabolic needs of the body. It is estimated that 5.0 million people in Europe and 4.7 million people in the United States are afflicted. CHF is the most common reason for hospitalization in patients over the age of 65 in the U.S. and Europe.

      Intercardia, a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. (Nasdaq:IPIC), focuses on drug discovery and clinical drug development. The Company's strategy is to develop and add value to in-licensed products and research programs and to enter into collaborations and licensing agreements with corporate partners for final product development, manufacturing and marketing. Intercardia and BASF Pharma/Knoll AG of Ludwigshafen, Germany, have an agreement that provides for sharing development expenses and operating profits for the commercialization of BEXTRA outside the United States and Japan.


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      Astra Pharmaceuticals, L.P. is responsible for marketing all Astra prescription products, including gastrointestinal, cardiovascular, respiratory, pain control medications and several other hospital products. In addition to Toprol-XL(R), other major products include the anti-secretory agent Prilosec(R) (omeprazole), the cardiovascular agents Atacand(R) (candesartan cilexetil), Plendil(R) (felodipine) and Lexxel(R) (enalapril maleate-felodipine ER), the respiratory agents Pulmicort Turbuhaler(R) (budesonide inhilation powder) and Rhinocort(R) Nasal Inhaler (budesonide) and the topical anesthetic Xlylocaine(R) (lidocaine HCl).

      The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results may differ materially from those anticipated. With respect to Intercardia, important factors that could cause results to differ include risks associated with funding of operations, results of the BEST study, product development activities and regulatory decisions which are described in Intercardia's reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Intercardia assumes no obligation to update the information in this release.


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